FOR IMMEDIATE RELEASE
IES Holdings, Inc. Appoints Matthew Simmes to Succeed Jeffrey Gendell as Chief Executive Officer

HOUSTON — May 19, 2025 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) announced today that Matthew Simmes, President and Chief Operating Officer, will succeed Jeffrey Gendell as Chief Executive Officer effective July 1, 2025, in accordance with the Company’s executive succession plan. In addition, Mr. Simmes will continue in his role as President of the Company and will join the Board of Directors. Mr. Gendell, who was appointed Chairman of the Board in 2016 and Chief Executive Officer in 2020, will become Executive Chairman and will continue to lead the Board of Directors while working closely with Mr. Simmes and the rest of IES’s senior leadership team.

Mr. Simmes, who has spent over 31 years at IES in a variety of increasingly senior roles, was named President and Chief Operating Officer of the Company in 2023 after serving as Chief Operating Officer from 2021 to 2023. Previously, he was President of the Company’s Communications segment from 2017 to 2021 and served as the segment’s Vice President of Operations from 2007 to 2016.

“I have worked in close partnership with Matt since his promotion to Chief Operating Officer,” said Mr. Gendell. “His leadership has been instrumental not only to the operational and financial success of our four business segments, but also in driving and executing our strategic vision. The Company has grown significantly over the last five years, and Matt’s organizational leadership experience and deep knowledge of our businesses position him well for this role. With Matt leading the Company as CEO, I will continue to focus on the strategic issues that are critical to IES’s long-term success, including organic growth, acquisitions and capital allocation. I look forward to my continued partnership with Matt in the years to come.

“It is truly an honor to be given the opportunity to lead the talented and dedicated people who are the key to IES’s success,” added Mr. Simmes. “The trust and confidence that the Board has shown in my ability to drive the Company forward are humbling and inspiring. I look forward to working with Jeff and the entire IES team to build on the Company’s many successes and pursue the exciting opportunities in front of us.”

About IES Holdings, Inc.
IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com